EXHIBIT-99(e) - Distribution Fee Waiver Agreement

Investor Service Center, Inc.

11 Hanover Square

New York, NY 10005

April 29, 2009

Board of Directors

Midas Perpetual Portfolio, Inc.

11 Hanover Square

New York, NY 10005

Dear Gentlemen:

Midas Perpetual Portfolio, Inc. (the “Fund”) has entered into a Distribution Agreement with Investor Service Center, Inc. (the “Distributor”) whereby the Distributor is the principal underwriter for the Fund in connection with the offering and sale of shares of common stock of the Fund.

We hereby agree to waive the fees payable to us under the Distribution Agreement and the Fund’s Rule 12b-1 Plan of Distribution for the period from April 29, 2009 to April 29, 2010. This agreement may only be amended or terminated with the approval of the Fund’s Board of Directors.

This agreement is subject to the terms and conditions of the Distribution Agreement and shall be governed by, and construed and enforced in accordance with the laws of the State of New York, except insofar as federal laws and regulations are controlling.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

INVESTOR SERVICE CENTER, INC.

By:	/s/Thomas B. Winmill
Thomas B. Winmill, President

The foregoing agreement is

hereby accepted as of April 29, 2009:

MIDAS PERPETUAL PORTFOLIO, INC.

By:	/s/Thomas O'Malley
Thomas O’Malley, Treasurer and Vice President